Exhibit 6.4

IMMERSED INC.

2017 Stock Option Plan

1.            Purpose. The purpose of this Plan is to promote share ownership by key employees, Directors and consultants of Immersed Inc. a Delaware corporation, and its Subsidiaries, thereby reinforcing a mutuality of interest with other stockholders, and to enable the Company and the Subsidiaries to attract, retain and motivate key employees, Directors and consultants by permitting them to share in its growth.

2.            Definitions. As used in this Plan,

"Affiliate" means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with such Person.

"Award" means a grant of Options pursuant to the provisions of the Plan.

"Board" means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 12 of this Plan, such committee (or subcommittee).

"Cause" means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, "Cause" shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

"Change in Control" means a "Deemed Liquidation Event" as such term is defined in the Company's certificate of incorporation (as in effect from time to time), or if such term is not defined in the Company’s certificate of incorporation, then it shall mean, unless otherwise defined in an Award agreement, the occurrence of any one or more of the following: (i) the sale of all of the outstanding equity interests of the Company to an unrelated person or entity; (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (iii) a merger, reorganization or consolidation after which the holders of the voting stock of the Company immediately prior to such transaction (and their related persons or entities) own less than fifty percent (50%) of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; or (iv) the dissolution or liquidation of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

"Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms "Controlled by" and "under common Control with" shall have correlative meanings).

"Company" means Immersed Inc., a Delaware corporation, and any successor thereto.

"Date of Grant" means the date as of which an Option is determined to be effective and designated in a resolution by the Board. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Board.

"Director" means a member of the Board.

"Disability" means a condition rendering a Participant Disabled.

"Disabled" with respect to a particular Participant will have the same meaning as set forth in any long-term disability policy or program sponsored by the Company or any Subsidiary covering such Participant, as in effect as of the date of such determination, or if no such policy or program shall be in effect, "Disabled" will have the meaning as set forth in Section 22(e)(3) of the Code.

"Fair Market Value" means, as of any given day, the amount determined in good faith by the Board to be the fair market value of a Share on such day (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A of the Code), and such determination shall be conclusive and binding for all purposes.

"Incentive Stock Options" means Options that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

"Initial Public Offering" means the first public offering of the Company's equity securities registered under the Securities Act of 1933, as amended, or any successor statute, or such other event as a result of which outstanding equity securities of the Company (or any successor entity) shall be publicly traded.

"Nonqualified Stock Option" means an Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

"Option" means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

"Option Price" means the purchase price per Option Share payable on exercise of an Option.

"Option Shares" means Shares acquired upon the exercise of an Option.

"Participant" means a person who is selected by the Board to receive benefits under this Plan and who is at the time an employee, Director, advisor, or consultant of the Company or a Subsidiary.

"Person" means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

"Plan" means this 2017 Stock Option Plan, as amended from time to time.

"Repurchase Right" means the Company's right to repurchase Option Shares as set forth in Section 5 of this Plan.

"Right of First Refusal" means the Company's right of first refusal as set forth in Section 6 of this Plan.

"Shares" means shares of the common stock, $0.00001 par value, of the Company or any security into which such shares may be changed by reason of any transaction or event of the type referred to in Section 7.

"Stockholder Agreement" means any stockholders’ agreement (including, but not limited to, the Company’s Bylaws and Certificate of Incorporation, if and as applicable, and as from time to time in effect) by and among, or otherwise binding, the Company and certain stockholders and/or one or more agreements among the Company, a Participant (or such Participant’s estate, heirs or beneficiaries) and other parties thereto in such form determined from time to time by the Company in its sole discretion, that include terms and conditions that provide the Company and/or other stockholders with (i) a right of first refusal or impose other restrictions with respect to the transfer of Shares, (ii) a voting agreement with respect to Shares, (iii) “drag-along” rights in favor of the stockholders owning a specified threshold of Shares, (iv) “market standoff” or “lock-up” conditions, and (v) such other reasonable terms and conditions as the Board may require, if any.

"Stock Option Agreement" means the agreement entered into by the Company and Participant pursuant to Section 8 of this Plan.

"Subsidiary" means any corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

"Ten Percent Stockholder" shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

3.            Shares Available. Subject to adjustment as provided in Section 7 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan shall not exceed 1,400,000 Shares, any or all of which may be issued under Incentive Stock Options. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.

4.            Options. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Options to Participants. Each such grant shall be subject to all of the requirements contained in the following provisions and such other terms as the Board shall determine:

(a)            Each grant shall specify the number of Shares to which it pertains and shall separately designate whether the Options are intended to be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing.

(b)            Each grant shall specify an Option Price, which shall be at least equal to the Fair Market Value of a Share on the Date of Grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Option Price shall be at least equal to one hundred ten percent (110%) of the Fair Market Value of a Share on the Date of Grant.

(c)            The Option Price shall be payable (i) in cash or by other consideration acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Shares owned by the Participant having a Fair Market Value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) any other method approved or accepted by the Board in its sole discretion, including, if the Board so determines, a cashless exercise that complies with all applicable laws.

(d)            (i) Each grant shall specify the period or periods of continuous service by the Participant with the Company or any of its Subsidiaries that is necessary before the Options or installments thereof will become exercisable and may provide for earlier exercise of the Option, including, without limitation, in the event of a Change in Control or similar event. Any grant may specify performance conditions that must be satisfied as a condition to the exercise or early exercise of the Option.

(ii)  Notwithstanding the foregoing, any grant of Options may provide for the immediate exercisability of the Options, subject to the additional restrictions described in this paragraph (d)(ii). Option Shares so acquired may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Optionee, except to the Company, until they have become vested in accordance with a vesting schedule set forth in the agreement evidencing the grant. Should the Optionee terminate service while holding Option Shares that have not become vested, the Company shall have the right to repurchase, at the Option Price paid per share, any or all of those unvested Option Shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Board and set forth in the document evidencing such repurchase right. Unless otherwise directed by the Board, all certificates representing unvested Option Shares shall be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers, executed by the Optionee in whose name such certificates are registered, endorsed in blank and covering such Option Shares. The repurchase rights described in this paragraph (d)(ii) shall be in addition to the Repurchase Right described in Section 5 of this Plan.

(e)            Unless otherwise approved by the Board, each Option shall be subject to the Repurchase Right and the Right of First Refusal in favor of the Company as specified in Sections 5 and 6 of this Plan, respectively.

(f)            Except as otherwise determined by the Board, no Option shall be transferable by the Participant except by will or the laws of descent and distribution. Except as otherwise determined by the Board, Options shall be exercisable during the Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity to do so, the Participant's guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and court supervision.

(g)            No Option shall be exercisable more than 10 years after the Date of Grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Incentive Stock Option shall not be exercisable later than 5 years after its Date of Grant.

(h)            A Participant may exercise an Option in whole or in part at any time and from time to time during the period within which an Option may be exercised. To exercise an Option, a Participant shall give written notice to the Company specifying the number of Shares to be purchased and provide payment of the Option Price and any other documentation that may be required by the Company.

(i)            A Participant shall be treated for all purposes as the owner of record of the number of Shares purchased pursuant to exercise of the Option (in whole or in part) as of the date such Shares are issued following the complete and valid satisfaction of the conditions set forth in Section 4(h).

(j)            To the extent required for Incentive Stock Option status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company (within the meaning of Section 424 of the Code) shall not exceed $100,000. To the extent any Option granted under the Plan which is intended to be an Incentive Stock Option exceeds the limitation set forth above in this Section 4(j), such Option shall be treated as a Nonqualified Stock Option.

(k)            Notwithstanding the foregoing provisions of this Section 4, Incentive Stock Options may be granted only to eligible Participants who are "employees" (as defined in Section 3401(c) of the Code) of the Company, or a "parent" or "subsidiary" of the Company (each as defined in Section 424(e) and (f) of the Code). Eligible Participants who are employees of a Subsidiary may be granted Options under the Plan only if the Subsidiary qualifies as an "eligible issuer of service recipient stock" within the meaning of Section 409A of the Code.

(l)            Termination of Service.

(i)            Notwithstanding anything to the contrary set forth in the Plan, if a Participant’s service with the Company or any Subsidiaries is terminated for Cause: (i) any Option not already exercised will be immediately and automatically forfeited as of the date of such termination without consideration therefor, and (ii) any Option Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option Price paid for such Option Shares, if any.

(ii)            If a Participant’s service with the Company or any of its Subsidiaries terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine, at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (1) at such time as may be specified by the Board at or after the time of grant (which, in the event that the Participant resides in the State of California, shall be no less than 6 months from the date of termination), (2) if not specified by the Board, then 12 months from the date of death, or (3) if sooner than the applicable period specified under (1) or (2) above, then upon the expiration of the stated term of such Option.

(iii)            If a Participant’s service with the Company or any of its Subsidiaries terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his or her personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (1) at such time as may be specified by the Board at or after the time of grant (which, in the event that the Participant resides in the State of California, shall be no less than 6 months from the date of termination), (2) if not specified by the Board, then 12 months from the date of termination of service, or (3) if sooner than the applicable period specified under (1) or (2) above, then upon the expiration of the stated term of such Option.

(iv)            If a Participant’s service with the Company or any Subsidiary terminates for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (1) at such time as may be specified by the Board at or after the time of grant (which, in the event that the Participant resides in the State of California, shall be no less than 30 days from the date of termination), (2) if not specified by the Board, then 90 days from the date of termination of service, or (3) if sooner than the applicable period specified under (1) or (2) above, then upon the expiration of the stated term of such Option.

5.            Company's Repurchase Right.

(a)            The Company shall have the right to repurchase some or all of the Option Shares of a Participant upon the occurrence of any of the events specified in Section 5(b) below (the "Repurchase Event"). The Repurchase Right may be exercised by the Company within 180 days following the date of such event (the "Repurchase Period"). The Repurchase Right shall be exercised by the Company by giving the holder written notice on or before the last day of the Repurchase Period of its intention to exercise the Repurchase Right, and, together with such notice, tendering to the holder an amount equal to the Fair Market Value of the Option Shares, as provided in Section 5(c); provided, however, that if the Repurchase Event was the termination of Participant’s employment or other service with the Company and its Subsidiaries for Cause, the amount payable on exercise of the Repurchase Right shall equal the lesser of Fair Market Value of the Option Shares and the Option Price the Participant had paid for the exercise of the Option Shares. The Company may assign the Repurchase Right to one or more persons. Upon exercise of the Repurchase Right in the manner provided in this Section 5(a), the Participant shall promptly deliver to the Company the stock certificate or certificates representing the Option Shares being repurchased, duly endorsed and free and clear of any and all liens, charges and encumbrances. Upon the Company's receipt of the certificates from the Participant (or at such later date as is determined to be necessary by the Board to avoid any breach by the Company of any agreement to which it is a party), the Company shall deliver to the Participant a check for the purchase price of the Option Shares being purchased; provided, however, that the Company may pay the purchase price for such Option Shares by offsetting and canceling any indebtedness then owed by the Participant to the Company. If Option Shares are not purchased under the Repurchase Right, the Participant and his or her successor in interest, if any, will hold any such shares in his or her possession subject to all of the provisions of this Section 5 and Section 6 hereof. The Repurchase Right described in this Section 5 of the Plan shall be in addition to the rights of the Company described in Section 4(d)(ii) of the Plan.

(b)            Company's Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that any of the following events shall occur:

(i)            The termination of the Participant's employment or other service with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement, discharge or resignation for any reason, whether voluntary or involuntarily; or

(ii)            The (x) filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Participant, or (y) the Participant being subjected involuntarily to a petition or assignment or to an attachment or other legal or equitable interest with respect to his or her assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date or (z) the Participant being subject to a transfer of Option Shares by operation of law, except by reason of death.

(c)            Determination of Fair Market Value. For purposes of this Section 5, the Fair Market Value of the Option Shares shall be determined by the Board as of a date no more than 90 days prior to the date on which the Company provides written notice (pursuant to Section 5(a)) of its exercise of the Repurchase Right.

(d)            Expiration of Company's Repurchase Right. The Repurchase Right of the Company set forth in this Section 5 of the Plan shall remain in effect until the closing of an Initial Public Offering.

(e)            Other Company Documents. Notwithstanding the provisions of this Section 5 or this Plan in general, the repurchase rights set forth herein shall be superseded by any similar or comparable rights or provisions to which the Participant is subject or made subject under or by any other Company agreement, instrument or document.

6.            Company's Right of First Refusal.

(a)            Exercise of Right. If at a time other than within the period specified in Section 5(a) the Participant desires to transfer all or any part of the Option Shares to any person other than the Company (an "Offeror"), the Participant shall: (i) obtain in writing an arms’ length, bona fide offer, subject only to customary (if any) closing conditions (the "Offer"), for the purchase thereof from the Offeror; and (ii) give written notice (the "Option Notice") to the Company setting forth the Participant's desire to transfer such shares, which Option Notice shall be accompanied by a photocopy of the Offer and shall set forth the name and address of the Offeror and the price and terms of the Offer. Upon receipt of the Option Notice, the Company shall have an assignable option to purchase any or all of such Option Shares (the "Company Option Shares") specified in the Option Notice, such option to be exercisable by giving, within 10 days after receipt of the Option Notice, a written counter notice to the Participant. If the Company elects to purchase any or all of such Company Option Shares, it shall be obligated to purchase, and the Participant shall be obligated to sell to the Company, such Company Option Shares at the price and terms indicated in the Offer within 30 days from the date of delivery by the Company of such counter notice.

(b)            Sale of Option Shares to Offeror. The Participant may, for 60 days after the expiration of the 10 day option period as set forth in Section 6(a), sell to the Offeror, pursuant to the terms of the Offer, any or all of such Company Option Shares not purchased or agreed to be purchased by the Company or its assignee. If any or all of such Company Option Shares are not sold pursuant to an Offer within the time permitted above, the unsold Company Option Shares shall remain subject to the terms of this Section 6.

(c)            Adjustments for Changes in Capital Structure. If there shall be any change in the Shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or the like, the restrictions contained in this Section 6 shall apply with equal force to additional and/or substitute securities, if any, received by the Participant in exchange for, or by virtue of his or her ownership of, Option Shares.

(d)            Failure to Deliver Option Shares. If the Participant fails or refuses to deliver on a timely basis duly endorsed certificates representing Company Option Shares to be sold to the Company or its assignee pursuant to this Section 6, the Company shall have the right to deposit the purchase price for such Company Option Shares in a special account with any bank or trust company, giving notice of such deposit to the Participant, whereupon such Company Option Shares shall be deemed to have been purchased by the Company. All such monies shall be held by the bank or trust company for the benefit of the Participant. All monies deposited with the bank or trust company but remaining unclaimed for two years after the date of deposit shall be repaid by the bank or trust company to the Company on demand, and the Participant shall thereafter look only to the Company for payment. The Company may place a legend on any certificate for Option Shares delivered to the Participant reflecting the restrictions on transfer provided in this Section 6.

(e)            Expiration of Company's Right of First Refusal. The first refusal rights of the Company set forth above shall remain in effect until the closing of an Initial Public Offering.

(f)            Other Company Documents. Notwithstanding the provisions of this Section 6 or this Plan in general, the rights of first refusal set forth herein shall be superseded by any similar or comparable rights or provisions to which the Participant is subject or made subject under or by any other Company agreement, instrument or document.

7.            Adjustments. The Board shall make or provide for such adjustments in the Option Price and in the number or kind of shares or other securities covered by outstanding Options as the Board in its sole discretion determines to be equitably required in order to prevent dilution or enlargement of the rights of Participants that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock, or (c) other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Options under this Plan such alternative consideration (including cash) as it, in good faith, determines to be equitable in the circumstances and may require in connection therewith the surrender of all Options so replaced. The Board may also make or provide for such adjustments in the number of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 7. Notwithstanding the foregoing, the Board shall not make any adjustment pursuant to this Section 7 that would (i) cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) cause an Option that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iii) cause an Option that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

8.            Stock Option Agreement; Stockholder Agreement. The form of each Stock Option Agreement shall be prescribed, and any Stock Option Agreement evidencing an outstanding Option may with the concurrence of the affected Participant be amended, by the Board, provided that the terms and conditions of each Stock Option Agreement and amendment are not inconsistent with this Plan and that no amendment shall adversely affect the rights of the Participant with respect to any outstanding Option without the Participant's consent. The Board may require that, upon exercise of any Award granted under the Plan, the Participant shall become party to, or otherwise agree to by bound by, (i) any Stockholder Agreement the Board may require and (ii) any other agreement the Board may require.

9.            Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for applicable tax purposes with respect to any Option under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any Federal, state, local, foreign or other taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under this Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

10.            Governing Law. The Plan and all Options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

11.            Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Board may provide for the elimination of fractional Shares or for the settlement of fractional Shares for cash.

12.            Administration. This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of not less than two Directors appointed by the Board. To the extent of any such delegation, references in this Plan to the Board shall also refer to the committee. A majority of the members of the committee shall constitute a quorum, and any action taken by a majority of the members of the committee who are present at any meeting of the committee at which a quorum is present, or any actions of the committee that are unanimously approved by the members of the committee in writing, shall be the acts of the committee. Any determination by the Board pursuant to any provision of this Plan shall be final, binding and conclusive. No member of the Board shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and each member of the Board shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law, indemnification agreement, and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time. The Board shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations made under the Plan selectively among Participants who receive or who are eligible to receive Options (whether or not such Participants or eligible Participants are similarly situated). Directors who are eligible for Awards or have received Awards may vote on any matters affecting the administration of the Plan or the grant of Awards, except that no such member will act upon the grant of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the grant of Awards to himself or herself.

13.            Lock-Up Agreement. The Company may, in its discretion, require in connection with an Initial Public Offering that a Participant agree that any Option Share not be sold, offered for sale or otherwise disposed of for a period of time as determined by the Board, provided at least a majority of the Company's Directors and officers who hold Options or Shares at such time are similarly bound.

14.            Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such sub-plans or supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

15.            Amendment, Etc.

(a)            The Board may at any time and from time to time amend the Plan in whole or in part.

(b)            In case of termination of employment or other service by reason of death, Disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option not immediately exercisable in full, the Board may, in its sole discretion, accelerate the time at which such Option may be exercised.

(c)            This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time. No individual shall have the right to be selected to receive an Option under the Plan, or, having been so selected, to be selected to receive future Options.

(d)            By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

(e)            Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control of the Company or any of its Affiliates, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding unvested Options held by Participants affected by the Change in Control to be cancelled without consideration therefor; (iii) cancel any Option in exchange for a substitute option in a manner consistent with the requirements of Treas. Reg. §1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); or (iv) cancel any Option held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor.

(f)            Notwithstanding anything contained in the Plan or in a Stock Option Agreement to the contrary, in the event of a Change in Control, each Participant shall, except to the extent otherwise determined by the Board, be subject to substantially the same escrow, indemnification and similar obligations, contingencies and encumbrances contained in the definitive agreement relating to the Change in Control as other stockholders of the Company may be subject (including, without limitation, the requirement to contribute a proportionate number of Shares issued as a result of the exercise or vesting of an Award, or any cash or property that may be received upon exercise or exchange of an Award, to an escrow fund, or otherwise have a proportionate amount of such Shares, cash or other property encumbered by the indemnification, escrow and similar provisions of such definitive agreement). By accepting an Award, a Participant agrees to execute such documents and instruments as the Board may reasonably require for the Participant to be bound by such obligations. In the event that a Participant fails or refuses to execute such documents and instruments, such Participant’s Award (to the extent outstanding as of the date of the Change in Control) shall, unless otherwise determined by the Board, be canceled and be of no further force and effect upon the consummation of a Change in Control.

16.            Effective Date. This Plan shall be effective immediately; provided, however, that the effectiveness of this Plan is conditioned on its approval by the stockholders of the Company in accordance with Delaware law within 12 months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if the Plan is not approved by the stockholders within such 12-month period.

17.            Securities Laws. The Board shall condition any Award upon compliance with applicable securities laws. The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with applicable securities laws. All certificates for Option Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange upon which the Option Shares are then listed, and any other applicable federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

18.            Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

19.            Term. No Option shall be granted pursuant to this Plan more than 10 years after the earlier of (a) the date on which this Plan is first approved by the stockholders of the Company or (b) the date the Plan is adopted by the Board, but awards granted prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

20.            Notices. Any notice to be given to the Company pursuant to the provisions of the Plan will be given by registered or certified mail, postage prepaid, and, addressed, if to the Company to its Secretary (or such other person as the Company may designate in writing from time to time) at its principal executive office, and, if to a Participant, to the address given beneath his or her signature on his or her Stock Option Agreement, or at such other address as such Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or on the date five (5) days after the date of the mailing (which will be by regular, registered or certified mail).

END OF DOCUMENT

AMENDMENT NO. 1 TO IMMERSED INC.

2017 STOCK OPTION PLAN

The Immersed Inc. 2017 Stock Option Plan (the “Plan”) is hereby amended, effective as of September 30, 2019, as follows:

1.	The first sentence of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

“Shares Available. Subject to adjustment as provided in Section 7 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan shall not exceed 1,874,022 Shares, any or all of which may be issued under Incentive Stock Options. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.”

2.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IMMERSED INC.

By:	/s/ Ranjit Bijoy
Name:	Ranjit Bijoy
Title:	Chief Executive Officer

AMENDMENT NO. 2 TO IMMERSED INC.

2017 STOCK OPTION PLAN

The Immersed Inc. 2017 Stock Option Plan (the “Plan”) is hereby amended, effective as of May 13, 2021, as follows:

1.	The first sentence of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

"Shares Available. Subject to adjustment as provided in Section 7 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan shall not exceed 7,480,000 Shares, any or all of which may be issued under Incentive Stock Options. Such shares may be treasury shares or shares of original issue or a combination of the foregoing."

2.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IMMERSED INC.

By:	/s/ Ranjit Bijoy
Name:	Ranjit Bijoy
Title:	Chief Executive Officer

AMENDMENT NO. 3 TO IMMERSED INC.

2017 STOCK OPTION PLAN

The Immersed Inc. 2017 Stock Option Plan (the “Plan”) is hereby amended, effective as of February 1, 2022, as follows:

1.	The first sentence of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

“Shares Available. Subject to adjustment as provided in Section 7 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan shall not exceed 12,000,000 Shares, any or all of which may be issued under Incentive Stock Options. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.”

2.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IMMERSED INC.

By:	/s/ Ranjit Bijoy
Name:	Ranjit Bijoy
Title:	Chief Executive Officer

AMENDMENT NO. 4 TO IMMERSED INC.

2017 STOCK OPTION PLAN

The Immersed Inc. 2017 Stock Option Plan (the “Plan”) is hereby amended, effective as of November 14, 2022, as follows:

1.	The first sentence of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

“Shares Available. Subject to adjustment as provided in Section 7 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan shall not exceed 14,062,398 Shares, any or all of which may be issued under Incentive Stock Options. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.”

2.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IMMERSED INC.

By:	/s/ Ranjit Bijoy
Name:	Ranjit Bijoy
Title:	Chief Executive Officer

AMENDMENT NO. 5 TO IMMERSED INC.

2017 STOCK OPTION PLAN

The Immersed Inc. 2017 Stock Option Plan (the “Plan”) is hereby amended, effective as of October 20, 2025, as follows:

1.	The definition of “Shares” is deleted in its entirety and replaced with the following:

“Shares” means shares of the Series A Common Stock, $0.00001 par value, of the Company or any security into which such shares may be changed by reason of any transaction or event of the type referred to in Section 7 of the Plan.

2.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IMMERSED INC.

By:	/s/ Renji Bijoy
Name:	Renji Bijoy
Title:	Chief Executive Officer